UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of Earliest Event Reported):  December 30, 1997


                        UNISOURCE ENERGY CORPORATION
                        ----------------------------

           (Exact name of registrant as specified in its charter)


       Arizona                      1-13739                86-0786732
(State of Incorporation)   (Commission File Number)      (IRS Employer
                                                       Identification No.)


                220 West Sixth Street, Tucson, Arizona  85701
             (Address of principal executive office)  (Zip Code)


                               (520) 571-4000
            (Registrant's telephone number, including area code)

Item 5. Other Events
        ------------

Share Exchange
--------------

On January 1, 1998, Tucson Electric Power Company (TEP) and UniSource Energy Corporation (UniSource) completed a statutory share exchange, pursuant to which the outstanding common stock of TEP was exchanged, on a share-for-share basis, for shares of UniSource common stock, no par value. As a result of the transaction, TEP is now a wholly-owned subsidiary of UniSource. Certificates for TEP common stock are deemed to represent UniSource common stock. The share exchange was effected pursuant to the terms of an Agreement and Plan of Exchange dated as of March 20, 1995 between TEP and UniSource, and was approved by TEP's shareholders in May 1995. The formation of the holding company structure was approved by the Federal Energy Regulatory Commission in September 1997 and by the Arizona Corporation Commission (ACC) in November 1997.

The common stock of UniSource has been listed on the New York and Pacific Stock Exchanges, and began trading under the symbol of UNS on January 2, 1998.

Following the share exchange, TEP transferred the stock of its subsidiary, MEH Corporation (MEH), to UniSource in exchange for a promissory note from UniSource in the approximate amount of $95 million. The promissory note was issued in accordance with the ACC order authorizing the holding company. MEH is the parent company of Nations Energy Corporation, Advanced Energy Technologies, Inc., Southwest Energy Systems, Inc. and Millennium Energy Holdings, Inc.

Notwithstanding the share exchange, there remain outstanding warrants for the purchase of approximately 6.75 percent of TEP common stock. The warrants were issued to owner participants in TEP's Springerville Unit 1 Lease as part of the 1992 comprehensive restructuring of TEP's obligations to certain of its creditors, major suppliers and Lease participants.

As   a   result   of  the  share  exchange  and  such   transfer,
substantially all of the assets of UniSource consist of the common stock of TEP and MEH.


New Credit Agreement
--------------------

On December 30, 1997, TEP entered into a new $544 million credit agreement to replace the credit facilities provided under the Master Restructuring Agreement (MRA). The new credit agreement consists of a $100 million Revolving Credit Facility for general corporate purposes and a $444 million Letter of Credit Facility to support tax-exempt variable rate debt obligations. The new facilities have a term of five years and are secured by $544 million in Second Mortgage Bonds issued under the General Second Mortgage Indenture. The new credit agreement contains certain financial covenants, including interest coverage, leverage and net worth tests.

The replacement of the MRA with new bank credit facility was one of four components of TEP's financing plan outlined in the Financing Application filed with the ACC in July 1997 and approved on November 19, 1997. The new facility has a longer term than the MRA and eases various financial and operating restrictions. Unlike the MRA, which contained prohibitive restrictions on the payment of dividends, the new credit agreement allows for the payment of dividends as long as TEP meets its financial covenants and maintains compliance with the agreement. The payment of dividends, however, is currently restricted by certain covenants of the supplemental mortgage indentures relating to $184 million principal amount of outstanding first mortgage bonds.


                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             UNISOURCE ENERGY CORPORATION
                             -----------------------------
                                     (Registrant)



Date:  January 6, 1998               Ira R. Adler
                                 --------------------
                                     Ira R. Adler
                              Senior Vice President and
                             Principal Financial Officer